Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-238596

June 8, 2020

Burning Rock Biotech Limited

Burning Rock Biotech Limited, or the Company, has filed a registration statement on Form F-1 (including a prospectus) with the Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates.

Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details. You may obtain these documents and other documents the Company has filed for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. LLC at +1(866) 718-1649, BofA Securities, Inc. at +1(800) 294-1322, and Cowen and Company, LLC at +1(833) 297-2926. You may also access the Company’s most recent prospectus dated June 5, 2020, which is included in Amendment No. 1 to the Company’s registration statement on Form F-1, or Amendment No. 1, as filed with the SEC on June 5, 2020, by visiting EDGAR on the SEC website at: https://www.sec.gov/Archives/edgar/data/1792267/000119312520162074/d806768df1a.htm

The following information supplements and updates the information contained in the Company’s preliminary prospectus dated June 5, 2020 that is included in Amendment No. 1. This free writing prospectus reflects the following amendments that were made to Amendment No. 1. All references to page numbers are to page numbers in Amendment No. 1.

The following paragraph is added as the first paragraph under the section headed “Recent Development” on page 5:

We expect our total revenues for May 2020 to be lower than those in April 2020, primarily due to a significant decrease in our revenues generated from in-hospital business. The decrease was mainly due to the processing in April of backlog testing cumulated in the first quarter of 2020 due to the COVID-19 outbreak, as well as the monthly fluctuation of hospital demands in any given quarter.

The following paragraph is added as the fifth paragraph under the risk factor headed “If we cannot maintain or develop relationships with hospitals and physicians, our results of operations and prospects could be adversely affected.” on page 18:

Furthermore, depending on our partner hospitals’ clinical needs and budgets for cancer therapy selection products and services, our revenues from in-hospital business have fluctuated, and may continue to fluctuate from quarter to quarter.